SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K
                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


                         Date of Report
                        October 15, 1998


                      Energen Corporation
     (Exact name of registrant as specified in its charter)


                            Alabama
         (State or other jurisdiction of incorporation)



           1-7810                            63-0757759
   (Commission File No.)         (IRS Employer Identification No.)




  2101 Sixth Avenue North
    Birmingham, Alabama                        35203
   (Address of principal                     (Zip Code)
     executive offices)

                         (205) 326-2700
      (Registrant's telephone number including area code)


Item 2.   Acquisition or Disposition of Assets

On October 15, 1998, Energen Resources Corporation (Energen Resources), the oil and gas exploration and production subsidiary of Energen Corporation (the Company), purchased the stock of TOTAL Minatome Corporation (TOTAL), a Houston-based unit of TOTAL American Holding Inc. Immediately upon closing the transaction, Energen Resources sold a 31 percent undivided interest in TOTAL's assets to Westport Oil and Gas Company Inc., a private Denver-based exploration, acquisition and development company. Energen Resources' net investment totaled $132.6 million, including the assumption of certain legal and financial obligations.

Energen Resources will gain an estimated 200 billion cubic feet equivalent of proved domestic oil and natural gas reserves. Approximately half of the proved reserves are concentrated in north Louisiana. Other reserve locations include the San Juan Basin in New Mexico, the Permian Basin in West Texas, offshore Gulf of Mexico, southern Louisiana, and the Rockies. Approximately 75 percent of the reserves are natural gas, and approximately 60 percent are proved developed producing. Energen Resources plans to spend an estimated $70 million over the next several years to fully exploit the approximately 40 percent of behind pipe and proved undeveloped reserves.

The Company used a portion of its existing short-term credit facilities to acquire the foregoing properties and expects to refinance a portion of this acquisition through the issuance of long-term debt and equity during the second half of fiscal year 1999.


Item 7.   Financial Statements and Exhibits

      (a)Financial Statements of Business Acquired

          It is impracticable to provide the consolidated financial information of the business acquired from TOTAL at the time of filing this report. The required financial statements will be filed as soon as practicable but not later than 60 days from October 30, 1998, the date on which this Form 8-K must be filed with the Securities and Exchange Commission (the Commission).

      (b)Pro Forma Financial Information

          It is impracticable to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financial information will be filed as soon as practicable but not later than 60 days from October 30, 1998, the date on which this Form 8-K must be filed with the Commission.






                         SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     ENERGEN CORPORATION





DATE: October 30, 1998             By   /s/  Grace B. Carr
                                   Grace B. Carr
                                   Controller of Energen Corporation